UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CENTRAL VALLEY COMMUNITY BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTRAL VALLEY COMMUNITY BANCORP
7100 N. Financial Drive, Suite 101
Fresno, California 93720

April 9, 2007

Dear Shareholder:

In connection with the 2007 Annual Meeting of Shareholders to be held at 7:00 p.m. on Wednesday, May 16, 2007 at the Company’s corporate office at 7100 N. Financial Drive, Suite 101, Fresno, California we are enclosing the following:

1.             Notice of Annual Meeting of Shareholders.

2.             Proxy Statement

3.             Proxy Card.

It is important that your shares be represented at the meeting.  Whether or not you plan to attend the meeting, you are requested to complete, date, sign and return the enclosed proxy in the enclosed envelope, postage for which has been paid.

We appreciate your support and look forward to seeing you at the meeting on May 16, 2007.

Cordially,

Daniel N. Cunningham
Chairman of the Board

Daniel J. Doyle
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS OF
CENTRAL VALLEY COMMUNITY BANCORP

TO THE SHAREHOLDERS OF CENTRAL VALLEY COMMUNITY BANCORP:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of the Shareholders of Central Valley Community Bancorp will be held at 7100 N. Financial Drive, Suite 101, Fresno, CA, on Wednesday, May 16, 2007, at 7:00 p.m. for the following purposes:

1.                                       To elect Directors;

2.                                       To ratify the appointment of Perry-Smith LLP as the Company’s independent public accountants; and

3.                                       To transact such other business as may properly come before the meeting

The names of the Board of Directors’ nominees to be directors of Central Valley Community Bancorp are set forth in the accompanying Proxy Statement and are incorporated herein by reference.

The Bylaws of Central Valley Community Bancorp provide for the nomination of directors in the following manner:

Nomination for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the President of the Corporation not less than 21 days nor more than 60 days prior to any meeting of shareholders called for the election of directors; provided however, that if less than 21 days’ notice of the meeting is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the President of the Corporation not later than the close of business on the tenth day following the day on which the notice of meeting was mailed; provided further, that if notice of such meeting is sent by third class mail as permitted by Section 6 of these Bylaws, no notice of intention to make nominations shall be required.  Such notification shall contain the following information to the extent known to the notifying shareholder:  (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the corporation owned by the notifying shareholder.  Nominations not made in accordance herewith may, in the discretion of the Chairman of the meeting, be disregarded and upon the Chairman’s instructions, the inspectors of election can disregard all votes cast for each such nominee.  A copy of this paragraph shall be set forth in a notice to shareholders of any meeting at which directors are to be elected.

Only shareholders of record at the close of business on March 21, 2007, are entitled to notice of, and to vote at, the Annual Meeting.  Every shareholder is invited to attend the Annual Meeting in person or by proxy.  If you do not expect to be present at the Meeting, you are requested to complete and return the accompanying proxy form in the envelope provided.

Dated: April 9, 2007
Daniel N. Cunningham

Chairman of the Board

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE
SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE
IN THE ENCLOSED POSTAGE PAID ENVELOPE

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
OF
CENTRAL VALLEY COMMUNITY BANCORP
To Be Held on May 16, 2007
7100 N. Financial Drive, Suite 101, Fresno, California 93720

GENERAL INFORMATION FOR SHAREHOLDERS

The following information is furnished in connection with the solicitation of the accompanying proxy by and on behalf of the Board of Directors of Central Valley Community Bancorp (the “Company” or “Central Valley”) for use at the Annual Meeting of Shareholders to be held at the Company’s corporate office located at 7100 N. Financial Drive, Suite 101, Fresno, California on Wednesday, May 16, 2007, at 7:00 p.m.  Only shareholders of record at the close of business on March 21, 2007, (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting.  On the Record Date, the Company had outstanding 6,018,246 shares of its common stock, all of which will be entitled to vote at the Annual Meeting and any adjournments thereof.  This proxy statement will be first mailed to shareholders on or about April 9, 2007.

Vote By Proxy

As many of the Company’s shareholders are not expected to attend the Annual Meeting in person, the Company solicits proxies so that each shareholder is given an opportunity to vote.  Shares represented by a duly executed proxy in the accompanying form, received by the Board of Directors prior to the Annual Meeting, will be voted at the Annual Meeting.  A shareholder executing and delivering the enclosed proxy may revoke the proxy at any time prior to exercise of the authority granted by the proxy by (i) filing with the secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date; or (ii) attending the meeting and voting in person.  A proxy is also revoked when written notice of the death or incapacity of the maker of the proxy is received by the Company before the vote is counted.  If a shareholder specifies a choice with respect to any matter on the accompanying form of proxy, the shares will be voted accordingly.  If no specification is made, the shares represented by the proxy will be voted in favor of the specified proposal.

Method of Counting Votes

Holders of common stock of the Company (“Common Stock”) are entitled to one vote for each share held except that for the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected and such shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or she chooses.  However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the Meeting prior to the voting of the shareholder’s intention to cumulate votes.  If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.  An opportunity will be given at the Meeting prior to the voting for any shareholder who desires to do so, to announce his or her intention to cumulate his or her votes.  The proxy holders are given, under the terms of the Proxy, discretionary authority to cumulate votes represented by shares for which they are named in the Proxy.

The proxy holders, Daniel J. Doyle and Wanda L. Rogers, both of whom are directors of the Company, will vote all shares of Common Stock represented by the proxies unless authority to vote such shares is withheld or the proxy is revoked.  However, the proxy holders cannot vote the shares of the shareholder unless the shareholder signs and returns a proxy card.  Proxy cards also confer upon the proxy holders discretionary authority to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was mailed, which may properly be presented for action at the Annual Meeting, including a motion to adjourn, and with respect to procedural matters pertaining to the conduct of the Annual Meeting.  The total expense of soliciting the proxies in the accompanying form will be borne by the Company.  While proxies are normally solicited by mail, proxies may also be solicited directly by officers, directors and employees of the Company or its subsidiary, Central Valley Community Bank (the “Bank”).  Such officers, directors and employees will not be compensated for this service beyond normal compensation to them.

Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately.  In determining whether a proposal has been approved, abstentions are counted in tabulations of the votes cast on proposals presented to shareholders and broker non-votes are not counted as votes for or against a proposal or as votes present and voting on the proposal.

Unless contrary instructions are indicated on the Proxy, all shares represented by valid Proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

FOR the election of all nominees for director named herein; and

FOR ratification of the selection of Perry-Smith LLP as the Company’s independent public accountants.

In the event a shareholder specifies a different choice on the Proxy, his or her shares will be voted in accordance with the specification so made.  In addition, such shares will, at the proxy holders’ discretion, be voted on such other matters, if any, which may come before the Meeting (including any proposal to adjourn the Meeting).  Boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2006 is enclosed with this Proxy Statement.

Vote Required

The nine (9) nominees receiving the highest number of votes of the shares of the Company’s Common Stock represented and entitled to vote at the Meeting will be elected directors of the Company.

The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock represented and entitled to vote at the Meeting is necessary for the ratification of the selection of auditors.

Shareholders Entitled to Vote

Only shareholders of record at the close of business on March 21, 2007, are entitled to notice of, and to vote at, the Annual Meeting.  At the close of business on that date, the Company had outstanding. 6,018,246 shares of its no par value Common Stock.

SHAREHOLDINGS OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Management does not know of any person who owns, beneficially or of record, either individually or together with associates, 5 percent (5%) or more of the outstanding shares of Common Stock, except as set forth in the table below.

The following table sets forth, as of the Record Date,  the number and percentage of shares of Common Stock beneficially owned, directly or indirectly, by each of the Company’s directors, named executive officers and principal shareholders and by the directors and executive officers of the Company as a group.  The shares “beneficially owned” are determined under Securities and Exchange Commission rules, and do not necessarily indicate ownership for any other purpose.  In general, beneficial ownership includes shares over which the director, principal shareholder or executive officer has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of the Record Date. For purposes of the table below, the address for all is 7100 Financial Drive, Suite 101 Fresno California 93720.  All Directors, except for Mr. Doyle, are independent under NASDAQ independence standards.

				Shares Beneficially Owned as of the Record Date
Directors and Nominees, and Executive Officers	Age	Positions Held With the Company	Director or Officer Since	Number		Percent of Class
Sidney B. Cox	76	Director	2000	63,022	(1)	1.04%
Daniel N. Cunningham	70	Chairman of the Board and Director	2000	427,372	(2)	7.06%
Edwin S. Darden Jr.	62	Director	2001	111,478	(1)	1.84%
Daniel J. Doyle	60	President, Chief Executive Officer and Director **	2000	252,240	(3)	4.05%
David A. Kinross	42	Senior Vice President and Chief Financial Officer **	2006	3,000	(4)	*
Gayle Graham	60	Senior Vice President **	2000	1,000	(5)	*
Steven D. McDonald	57	Director	2000	402,440	(6)	6.65%
Louis McMurray	60	Director	2000	674,843	(7)	11.15%
Gary Quisenberry	55	Senior Vice President, Commercial and Business Banking **	2000	54,000	(8)	*
Wanda L. Rogers	74	Director	2000	202,428	(1)	3.35%
William S. Smittcamp	54	Director	2000	140,600	(1)	2.32%
Thomas L. Sommer	59	Senior Vice President and Credit Administrator **	2000	103,716	(9)	1.71%
Joseph B. Weirick	68	Director	2000	111,856	(10)	1.85%
Shirley Wilburn	64	Senior Vice President, Consumer and Retail Banking **	2000	28,972	(11)	*
All directors and executive officers of the Company and the Bank as a group (14 in number)				2,576,967		38.95%

*                 Beneficial ownership does not exceed one percent of common stock outstanding.

**   As used throughout this Proxy Statement, the term “executive officer” means the president, any senior vice president in charge of a principal business unit or function, and any other officer or person who performs a policy making function for the Company or the Bank. Mr. Quisenberry and Mrs. Wilburn are officers of the Bank only.  Each executive officer serves on an annual basis and must be appointed by the Board of Directors annually pursuant to the Bylaws of the Company (or the Bylaws of the Bank, in the case of Mrs. Wilburn and Mr. Quisenberry).

(1)          Includes 32,000 shares which may be acquired within 60 days of the Record Date upon the exercise of options granted pursuant to the Central Valley Community Bancorp 2000 Stock Option Plan (the “2000 Plan”).

(2)          Includes 87,120 shares held as trustee for the Bradley and Joanne Quinn Living Trust as to which Mr. Cunningham disclaims beneficial ownership and 122,508 shares held under a power of attorney executed in favor of Mr. Cunningham by Eric Quinn as to which Mr. Cunningham disclaims beneficial ownership.  Also includes 32,000 shares which may be acquired upon the exercise of options granted pursuant to the 2000 Plan.

(3)          Includes 90,000 shares which may be acquired upon the exercise of options granted pursuant to the Central Valley Community Bank 1992 Plan (the “1992 Plan”).  Also, includes 118,000 shares which may be acquired upon the exercise of options granted pursuant to the 2000 Plan.

(4)          Includes 3,000 shares which may be acquired upon the exercise of options granted pursuant to the 2000 Plan.

(5)          Includes 1,000 shares which may be acquired upon the exercise of options granted pursuant to the 2000 Plan.

(6)          Includes 1,608 shares held by Mr. McDonald’s spouse, 28,136 shares held in a family trust, and 32,000 shares which may be acquired upon the exercise of options granted pursuant to the 2000 Plan.

(7)          Includes 52,536 shares held as Trustee of the Charles McMurray Living Trusts, 52,548 shares held as Trustee of the Jed McMurray Living Trust, 476,696 shares held as Trustee of the Louis McMurray Living Trust, 56,063 shares held as Trustee of the Lou and Dena McMurray Living Trust, and 32,000 shares which may be acquired upon the exercise of options granted pursuant to the 2000 Plan.

(8)          Includes 32,000 shares which may be acquired upon the exercise of options granted pursuant to the 1992 Plan. Also includes 21,000 shares which may be acquired upon exercise of options granted pursuant to the 2000 Plan.

(9)          Includes 26,000 shares which may be acquired upon the exercise of options granted pursuant to the 1992 Plan.  Also includes 38,200 shares which may be acquired upon exercise of options granted pursuant to the 2000 Plan.

(10)    Includes 6,116 shares owned of record by Mr. Weirick’s wife and 32,000 shares which may be acquired upon the exercise of options granted pursuant to the 2000 Plan.

(11)    Includes 13,000 shares which may be acquired upon exercise of options granted pursuant to the 2000 Plan.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL NO. 1
ELECTION OF DIRECTORS OF THE COMPANY

The Bylaws of the Company provide a nomination procedure for election of members of the Board of Directors, which procedure is printed in full in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.  Nominations not made in accordance therewith may, in his or her discretion, be disregarded by the Chairman of the Meeting and, upon his or her instruction, the inspectors of election shall disregard all votes cast for such nominee(s).

The Bylaws of the Company provide that the Board will consist of not less than seven (7) and not more than thirteen (13) directors.  The number of directors is set by the Board and is currently set at nine (9).  The authorized number of directors to be elected at the Meeting is nine (9).  Each director will hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified.

All Proxies will be voted for the election of the following nine (9) nominees recommended by the Board of Directors, all of whom are incumbent directors, unless authority to vote for the election of directors is withheld.  If any of the nominees should unexpectedly decline or be unable to act as a director, the Proxies may be voted for a substitute nominee to be designated by the Board of Directors.  The Board of Directors has no reason to believe that any nominee will become unavailable and has no present intention to nominate persons in addition to or in lieu of those named below. There is no family relationship between any of the directors or principal officers other than Sidney B. Cox and Wanda L. Rogers who are brother and sister.

The following is a brief account of the business experience during the past five years of each nominee and each executive officer of the Company.

SIDNEY B. COX retired from Producers Cotton Oil in April 1988 and is now owner of Cox Communications, public relations and agricultural consulting firm.

DANIEL N. CUNNINGHAM is the Chairman of the Boards of Directors of the Company and the Bank.  Mr. Cunningham is a Director of Quinn Group, Inc. and a former Vice President and Director of Quinn Properties, Inc.

EDWIN S. DARDEN JR. is a certified architect and President of  Darden Architects, Inc., an architectural firm in Fresno, California.

DANIEL J. DOYLE became President and Chief Executive Officer of the Company upon its organization in 2000, and has served as President and Chief Executive Officer of the Bank since June 1998.  From March 1995 until joining the Bank, Mr. Doyle was Senior Vice President and Regional Manager of U.S. Bank.  Prior to that, Mr. Doyle served as President and Chief Executive Officer of U. S. Bank of California.

DAVID A. KINROSS became Senior Vice President and Chief Financial Officer of the Company on May 18, 2006.  Prior to that time, Mr. Kinross served for three years as Vice President Finance and Chief Financial Officer of Pelco, and for 13 years prior to that served in various capacities including Partner with Deloitte & Touche LLP.

GAYLE GRAHAM retired on January 2, 2007.  Ms. Graham served as Senior Vice President and Chief Financial Officer of the Company upon its organization in 2000 until May 2006, and she also served as Senior Vice President and Cashier of the Bank.

STEVEN D. McDONALD is President of McDonald Properties, Inc., with interests in cattle ranching, mobile home park management and other investments.  Mr. McDonald is also the owner/broker of SDM Realty, specializing in ranch brokerage.

LOUIS McMURRAY is President of Charles McMurray Company, a wholesale hardware company with outlets in Fresno and Sacramento.

GARY QUISENBERRY was named Senior Vice President, Commercial and Business Banking of the Bank on February 22, 2000.  For fifteen years prior to that time, Mr. Quisenberry was Senior Vice President, Business Banking Manager, Manager of Special Assets and Manager of Consumer Lending for California Federal Bank.

WANDA L. ROGERS since 1988 has served as the President and Chief Financial Officer of Rogers Helicopters, Inc., a corporation contracting for helicopter services to various U.S. government agencies and other public entities.  She is a former director of Kaman Corporation.

WILLIAM S. SMITTCAMP is the President and owner of Wawona Frozen Foods and is involved as a principal in other family-related businesses.

THOMAS L. SOMMER became Senior Vice President and Credit Administrator of the Company upon its organization in 2000, and was named Senior Vice President and Chief Credit Officer of the Bank on December 15, 1999 after serving as Vice President Manager of Credit Review and Special Assets since August 24, 1998.

JOSEPH B. WEIRICK was President and General Manager of Weirick and Co., operators of China Peak Ski Area, from 1964 to 1978.  Mr. Weirick is presently involved in personal investments.

SHIRLEY WILBURN was named Senior Vice President, Consumer and Retail Banking of the Bank on October 16, 2000. Prior to that time, Mrs. Wilburn served as First Vice President, Regional Manager with California Federal Bank since 1998.  For five years prior to that time, Mrs. Wilburn was Senior Vice President Real Estate Lending for Glendale Federal Bank.  Mrs. Wilburn has over 30 years banking experience including 20 years with CalFed and its predecessors Glendale Federal Bank and Guarantee Savings.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company conducts its business through meetings of the Company’s Board of Directors, Executive and Directors Resources Committee, Nominating Committee, Strategic Planning Committee and Audit/Compliance Committee, and through committees of the Bank’s Board of Directors.  The Company became the holding company for the Bank on November 15, 2000. Currently, the Audit/Compliance Committee of the Bank’s Board of Directors makes recommendations to the Audit/Compliance Committee of the Company’s Board of Directors.  During 2006 the Company’s Board of Directors held twelve (12) meetings.  One director (Mr. Darden) attended less than 75 percent of the total meetings of the Company’s Board of Directors.

Executive/Directors Resources Committee

The Executive/ Directors Resources Committee performs the function of a compensation committee for the Company and the Bank.  All of the members of the Executive/ Directors Resources Committee are independent directors as defined under the rules of The NASDAQ Stock Market, Inc. as currently in effect.  The Committee is composed of Mr. Cunningham as Chairman, and Messrs. Darden, McMurray, and Smittcamp.  The Committee adopted a charter on March 21, 2007 which outlines its policy with respect to executive and directors’ compensation and equity awards and incentive compensation awards and plans.  A copy of the Executive/Directors Resources Committee Charter is included in this Proxy Statement for the Company’s 2007 Annual Meeting of Shareholders as Appendix A.

The Committee held three meetings during 2006.  The Committee; (1) oversees matters relating to employment, compensation and management performance of key executive officers; (2) formally evaluates the performance of the President/CEO annually; (3) makes recommendations to the full Board for compensation and other benefits, including incentives, deferred compensation plans and stock options for the President/CEO and other key executive officers;  (4) reviews and makes recommendations to the Board regarding retirement policies or any other policies relating to Board members; and (5) makes recommendations regarding fees, stock option grants and other benefits for the Directors.

Nominating Committee

The Nominating Committee is composed of Mr. Cunningham as Chairman, and Messrs. Darden, McMurray, and Smittcamp.  All of the members of the Committee are independent directors as defined under the rules of the NASDAQ Stock Market, Inc. as currently in effect.

The Committee held three meetings during 2006.  The Committee makes recommendations for the nomination of directors to the full Board.

The Committee adopted a charter which outlines its policy with respect to considering director candidates.  A copy of the Nominating Committee charter is included in this Proxy Statement for the Company’s 2007 Annual Meeting of Shareholders as Appendix B.  The Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director.  In order for shareholder suggestions regarding possible candidates for director to be considered by the Committee, such information should be provided to the Committee in writing at least 60 days prior to the date of the next scheduled annual meeting.  Shareholders should include in such communications the name and biographical data of the individual who is the subject of the communication and the individual’s relationship to the shareholder.  The Committee does not set specific criteria for directors but believes the Company is well served when its directors bring to the Board a variety of experience and backgrounds, evidence leadership in their particular fields, demonstrate the ability to exercise sound business judgment and have substantial experience in business and outside the business community in, for example, the academic or public communities.  The Committee considers shareholder nominees for director in the same manner as nominees for director from other sources.   As set forth in the Notice of Annual Meeting that accompanies this Proxy Statement, the Company’s Bylaws require that notice of intention to make any nomination must be delivered to the President of the Corporation on a timely basis and must contain certain information.  Please refer to the Notice of Annual Meeting.  Any such notices will be forwarded to the Committee

Strategic Planning Committee

The Committee develops, along with the Board and management, the Company’s Strategic Plan and is to provide overall strategic planning direction for the Company.  Its responsibilities include overseeing the Bank’s planning process and implementation of the strategic plan, reviewing potential locations for offices of the Bank, overseeing premises-related matters, and reviewing feasibility of potential mergers/acquisitions.  Members of the Strategic Planning Committee are Mr. McMurray, Chairman, and Messrs. Cunningham, Darden, Doyle, McDonald, and Smittcamp.  The Committee met four times in 2006.

Audit/Compliance Committee

The Audit/Compliance Committee of the Company’s Board of Directors is composed of Mr. McDonald as Chairman, Ms. Rogers and Messrs. Cunningham, Cox and Weirick.  All of the members of the Audit/Compliance Committee are independent directors as defined under the rules of The NASDAQ Stock Market, Inc. as currently in effect.  The Board of Directors has determined that Mr. Cunningham is an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules.

The Company’s Audit/Compliance Committee held 12 meetings during 2006.  The functions of the Audit/Compliance Committee are to recommend the appointment of and to oversee a firm of independent public accountants who audit the books and records of the Company for the fiscal year for which they are appointed, to approve each professional service rendered by such accountants and to evaluate the possible effect of each such service on the independence of the Company’s accountants.  The Audit/Compliance Committee also reviews internal controls and reporting procedures of the Bank’s branch offices, periodically consults with the independent auditors with regard to the adequacy of internal controls and reviews and recommends inclusion of the audited consolidated financial statements in regulatory reports.

Report of Audit Committee

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY’S FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

The Audit/Compliance Committee of the Central Valley Community Bancorp Board of Directors (the “Audit Committee”) is composed of five independent directors and operates pursuant to a Charter that was adopted by the Board on  March 21, 2007, a copy of which is attached as Appendix C to this Proxy Statement for the Company’s 2007 Annual Meeting of Shareholders.  The members of the Audit Committee are Steven D. McDonald (Chair), Daniel N. Cunningham, Wanda L. Rogers, Sidney B. Cox, and Joseph B. Weirick. The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent accountants.

The function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and maintaining appropriate accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent auditors are responsible for planning and carrying out appropriate audits and reviews, auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with the independent auditors, with, and without, management present.  The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.  The Committee has also discussed with management and the independent auditors the quality and adequacy of the internal controls of the Company.  Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The independent auditors did not perform any prohibited services for the Company.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect to auditor independence.  Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the Company’s auditors are in fact “independent”.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Steven D. McDonald (Chairman)
Daniel N. Cunningham
Wanda L. Rogers
Sidney B. Cox
Joseph B. Weirick                                                                                                                                                                March 21, 2007

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The duties of the Executive/Directors Resources Committee (the Committee) of the Board of Directors include  reviewing policies, reviewing human resources issues, granting stock options and other equity awards and approving other personnel matters which are in excess of management’s authority.  The Company’s compensation programs and policies are covered under this committee and are applicable to its Chief Executive Officer (CEO), Chief Financial Officer (CFO) and other Named Executive Officers (NEOs), and are administered by the Committee. NEOs are defined as the Company’s three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers at the end of the last completed fiscal year.

The Committee establishes the compensation plans and specific compensation levels of the Company’s CEO, CFO and other NEOs, with input from the CEO.  The Committee reviews its approach to executive compensation annually.  As part of its review, the Committee conducts periodic outside reviews of California peers as well as national peers utilizing the California Bankers Association Salary Survey, salary and benefits information from the California Department of Financial Institutions and other databases.

The Company’s compensation programs and policies are designed to enhance shareholder value by aligning the financial interest of the executive officers of the Company with those of the Company’s shareholders.  The compensation program has two goals:  To help the Company compete with other financial entities to attract and retain highly qualified individuals as executive officers; and to pay executive officers based upon their contribution to the Company’s performance and the executive officers’ estimated future contribution to the success of the Company.

The Committee annually reviews the salaries, non-equity incentives, and perquisites of executive officers, which are payable in cash.  The long-term compensation components (equity incentives and post-termination benefits) are reviewed in the context of the other compensation provided to executives; however, adjustments to long-term compensation are not necessarily made annually.

Equity compensation and post-termination benefits are intended to provide retention incentives to executives, and are not specifically intended to reward current performance.  Salary, bonus and perquisite compensation are related to, and affected by, current performance.

The Company’s philosophy for providing equity compensation in the form of stock options is based on the principles of encouraging key employees to remain with the Company and to encourage ownership thereby providing them with a long-term interest in the Company’s overall performance.  The Company intends to retain the flexibility necessary to provide total cash compensation in line with competitors’ practices, the Company’s compensation philosophy and the Company’s best interests, including compensation that may not be deductible for tax purposes.

Components of Executive Officer Compensation

The primary components of executive compensation are base salaries, incentive compensation and long term compensation, which includes 401(k) and profit sharing, equity compensation, health and welfare benefits and benefits from a salary continuation plan.

BASE SALARIES:

Base salaries for our executive officers are based on the scope of their responsibilities as well as review of competitive compensation data from a comparison group of financial services companies.  The Committee approves, and submits to the Board of Directors for ratification, the annual base salary for the CEO, CFO and other NEOs.  Base salaries are reviewed annually, and increased from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.  Salary ranges and midpoints for all employees are based on market analysis within the banking industry in California.

The base salary for the CEO for 2006 was determined by (i) examining the Company’s performance against its preset goals, (ii) comparing the Company’s performance against its peer group competitors, (iii) evaluating the effectiveness and performance of the CEO and (iv) comparing the base salary of the CEO to that of other chief executive officers in the Company’s peer group.  The total compensation received by the Company’s CEO is detailed in the Summary Compensation Table.

INCENTIVE COMPENSATION:

The Committee determines the amount of annual incentive compensation payable to executive officers, if performance goals are met, subject to a maximum limit on the incentive compensation. In January 2006, the compensation committee recommended to the Board and the Board approved the incentive compensation for executive officers for 2006 and is discussed below.

The CEO’s annual incentive compensation was based on a target bonus multiplied by a performance modifier.  The target bonus for 2006 was 50% percent of his base salary at January 1, 2006.  The target bonus is prorated 70% to a Bank component which includes performance criteria for net income, direct expenses, operating revenue, loans, deposits, investment management, classified loans to capital, Community Reinvestment Act (CRA) loan goals, classified loans and past due loans.  30% of the target bonus is prorated to a management component.  The management component is subjective based on strategic planning leadership, marketing, regulatory compliance, community involvement, franchise value and stockholder relations.   The total target bonus attained can be adjusted up or down based on the performance modifier.  The performance modifier is determined by the outcome of regulatory exams, regulators’ rating for the Bank and outside and internal audit outcomes.  As described in the Summary Compensation Table below, Mr. Doyle’s 2006 target objectives were met and exceeded.

The Company has a Senior Management Incentive Plan (“SMIP”) to provide annual incentive compensation to attract, retain, and motivate key executives of the Company.  The CEO does not participate in the SMIP.  The SMIP is tied to financial achievements for the Bank and Company which are set annually.  The executive must be employed on the last day of the fiscal year to receive payment under the SMIP.  The Committee has discretion to determine which executives are eligible to participate in the SMIP, to determine the bases for and the amount of any incentive awards and to consider any additional or extraordinary performance factors for a particular participant.  Where an executive is responsible for a particular business unit or division, performance goals are weighted based on operational performance of those units. Where an executive has broader corporate responsibilities, such as the CFO, goals are based on particular objectives set by the Committee.   For 2006, NEOs total incentive compensation was based on a target bonus of 30% of their base salary as of January 1, 2006 which was weighted 40% for targeted Company level thresholds of performance and 60% for individual targeted performance thresholds. Bank performance thresholds include net income, total direct expenses, and non-interest income.  Individual thresholds include, loans, deposits, net charge offs, classified loans to capital, past due loans, CRA goals, investments, and a management component.  The total bonus attained can be adjusted up or down based on the outcome of regulatory exams, regulators’ rating for the Bank and outside and internal audit outcomes.

Incentive compensation payments for 2006 for each executive officer are detailed in the Summary Compensation Table on page 14.

LONG-TERM INCENTIVE COMPENSATION

401(k)/Profit Sharing Plan:

The Company adopted a 401(k) Plan for benefit of all employees and incorporates a safe harbor matching contribution provision.  The CEO and other senior management executives participate in the 401(k) Plan to the same extent as all other employees, subject to limitations imposed by regulation. The Company contributes a percentage matching contribution to the same degree as all other employees. The matching contribution is 100% on all deferred amounts up to 3% of eligible compensation and a 50% match on the next 2% of eligible compensation.  The Profit Sharing Plan is a cash-based incentive profit sharing program.  The Company may, but is not required to make annual contributions based on the recommendation of the Committee.  The cash incentive is paid by March 1st of each year.  The percentage of the Company’s contribution is recalculated each year based upon the recommendation of the Committee.  All employees are 100% vested, immediately, in both the 401(k) match and the Profit Sharing Plan.  401(k) and profit sharing contributions to the CEO, CFO and NEOs for 2006 are detailed in the Summary Compensation Table on page 14.

Equity Compensation:

Under the Company’s compensation philosophy, ownership of the Company’s Common Stock is a key element of executive compensation.  The granting of stock-based awards is intended to retain and motivate key executives and to provide a direct link with the interest of the shareholders of the Company.  In general, stock-based award grants are determined based on (i) the impact the executive may have had on the Bank’s  and Company’s earnings and stock price, (ii) the ability of the executive to provide enhanced opportunities for the success of the Bank and Company (iii) extraordinary deeds performed that warrant extraordinary rewards, (iv) prior award levels for the executive, (v) total awards received to date by the individual executives, (vi) the total stock-based award to be made and the executive’s percentage participation in that award, (vii) the executive’s direct ownership of Company’s Common Stock, (viii) the number of awards vested and non-vested,  and (ix) the options outstanding as a percentage of total shares outstanding.  Stock-based awards are issued at the discretion of the Board of Directors.  Periodically the Directors determine a pool of the number of stock-based awards to be granted and management makes recommendations to the Directors to determine how many are granted to executive officers and others in the Company and the Directors make a final approval of the grants.

The Company has three share-based compensation plans, the Central Valley Community Bancorp 2005 Omnibus Incentive Plan (the 2005 Omnibus Plan) and the 2000 and 1992 Stock Option Plans.  The Company adopted the 2005 Omnibus Plan which provides for awards in the form of incentive stock options, non-statutory stock options, stock appreciation rights, and restricted stock.  The plan allows for performance awards that may be in the form of cash or shares of the Company, including restricted stock.  All awards are issued at market value and generally have vesting periods of five years.  These awards are granted at the sole discretion of the Committee.  476,000 shares have been reserved for issuance under the 2005 Omnibus Plan.  To date no awards have been granted under this plan.

In connection with the Company becoming the holding company for Central Valley Community Bank (Bank) in 2000, the Company assumed all obligations for options issued under the Bank’s 1992 Stock Option Plan, with  options to purchase shares of the Company’s common stock  substituted for options to purchase shares of common stock of the Bank.  No new options have been granted under this plan and outstanding options are exercisable until their expiration.  The 2000 Stock Option Plan has 899,834 shares remaining as reserved for issuance for options already granted to employees and directors under incentive and nonstatutory agreements and 73,446 remain reserved for future grants.  See Note 11 to the audited consolidated financial statements included in the Annual Report for further information relating to all equity compensation plans.

Additional information on long-term awards for executive officers is shown in the Outstanding Equity Awards at Fiscal Year-End Table on page 16.

Health and Welfare Benefits:

The Company offers health and welfare programs to all eligible employees.  The programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability.  The CEO, CFO and other NEOs received up to $12,000 each in 2006 from the Bank for health and welfare benefits.

Salary Continuation Agreements:

Each of the Named Executive Officers is a party to a salary continuation agreement that will provide for an annual payment for a period of time following retirement from service as an executive of the Bank.  The salary continuation agreements terminate upon the executives’ death prior to retirement, voluntary termination of service prior to retirement, or involuntary termination of service for cause.  The salary continuation agreements provide for payment of a lump sum in the event of a change of control of the Company, defined as the cumulative transfer of more than fifty percent (50%) of the voting stock of the Company.  Each person’s annual benefit is determined at the time of retirement, on the basis of (i) the individual’s age upon retirement, (ii) the percentage of benefit vested upon retirement, and (iii) the maximum annual benefit assigned in the individual’s Salary Continuation Agreements.  Additional information on the details of each participant’s benefit under the agreements is shown in the Pension Benefits Table on page 17 and the Potential Payments Upon Termination or Change in Control Table on page 20.   The Salary Continuation Agreements and the termination provisions under the CEO’s Employment Agreement are subject to non-competition covenants if the executive, without prior written consent of the Company, directly or indirectly becomes involved in any capacity with a competitive enterprise within the trading area of the Bank, defined as a 50 mile radius.

Severance Plan:

The Bank offers a severance pay plan to provide transitional benefits to certain terminated employees while they seek new employment.  In general, full-time and certain part-time employees who are terminated involuntarily without cause, laid off, or terminated as a result of a reduction in force, may be entitled to benefits under this plan.  Covered termination means a Bank-initiated dismissal for other than cause but does not include voluntary termination, retirement, or termination for cause.  The CEO is not eligible under this severance plan, however, the CFO and other NEOs are eligible to receive a benefit under this plan, paid in a lump sum based on two weeks pay for each year of service with a minimum 12 weeks and a maximum 26 weeks.  See Potential Payments Upon Termination or Change in Control Table on page 20.

Employment Agreements:

The Bank has an employment agreement with Daniel J. Doyle, the Company and Bank’s CEO, dated as of May 11, 1998 and amended July 17, 2002 pursuant to which Mr. Doyle is employed as President and Chief Executive Officer of the Bank.  The employment agreement renews automatically for one-year terms, unless terminated by either party not later than sixty days prior to expiration. Under the employment agreement, the Board of Directors sets Mr. Doyle’s salary for each year.

The employment agreement sets up the Company’s intent for granting performance-based incentive stock options which will result in Mr. Doyle owning approximately five percent (5%) of the Company’s stock when Mr. Doyle reaches age 65, if he has been employed continuously by the Company.  The 5% shall not include any shares Mr. Doyle purchases that are in addition to shares granted under a stock option plan.  At the present time 4.49% of the 5% have been issued. However, additional stock options are subject to the discretion of the Board of Directors in the future.

Under the agreement, Mr. Doyle is entitled to receive a bonus, based on the achievement each year of certain performance goals.  The goals and the target amount of the bonus are established at the beginning of each year by the Board, and the evaluation of the achievement of the goals and the amount of bonus payable with respect to each year are determined by the Board following the conclusion of the year.

For 2006, the Board of Directors set the target bonus for 2006 at 50% of Mr. Doyle’s salary, subject to adjustments, up or down, depending on actual performance.  The target bonus was weighted 70% for Company wide financial performance thresholds and 30% for management components with an additional modifier determined by the outcome of regulatory examinations and internal and external audits.  Mr. Doyle’s total incentive award for 2006 was $201,000 based on exceeding targeted thresholds.

The employment agreement with Mr. Doyle also provides for: (a) a Bank-paid membership in a local country club; (b) an automobile allowance of $1,000 per month; (c) participation in medical, dental and similar plans offered by the Bank for Mr. Doyle and his dependents, as well as Bank-paid term life insurance coverage of at least $100,000; and (d) five weeks of vacation annually.

Under the terms of the agreement, Mr. Doyle is entitled to certain benefits for involuntary termination by the Company for reasons other than cause, as defined in the agreement.  Under the agreement, Mr. Doyle is eligible for the following:

•                  For early termination upon disability, Mr. Doyle shall receive his then current base salary for 180 days from the date of his first absence due to disability, should the Board, at its option terminate the employment agreement.

•                  For a change in ownership or effective control of the Company, Mr. Doyle may elect to stay or leave the Company and receive a lump sum termination payment equal to the average total cash compensation paid to Mr. Doyle during the most recent three fiscal years multiplied by two.  A change in ownership or effective control is defined when more than 50% of the outstanding shares of the Company are transferred to any other entity.

•                  If the Company terminates the employment agreement without cause, Mr. Doyle is entitled to receive up to 24 payments, each equal to one-twelfth (1/12) of his annual base salary at the time of termination.  If Mr. Doyle obtains other comparable employment within the 24 month period, payments will cease.

In the event the Company is not the surviving entity after a change in ownership as a result of any action taken at the direction of any supervisory or regulatory authority the employment agreement terminates and Mr. Doyle is not eligible to any further compensation under the agreement except for those that may have accrued prior to the date of such termination.

Mr. Doyle has an Executive Salary Continuation Agreement with the Bank.  In the event of involuntary termination for reasons other than cause, as defined in the agreement, he is entitled to receive the following:

•                  Change in control lump sum payment equal to the present value of 100% of the normal retirement benefit that he would have received had he been employed by the Bank until December 31, 2010.  His change in control benefit as of December 31, 2006 is estimated at $1,406,005.

•                  For early termination upon disability, he would receive an annual benefit equal to the early retirement benefit or normal retirement benefit that he would have received had he retired from the Bank.  As of December 31, 2006 he would receive an annual disability benefit based on early retirement of $90,000 for 15 years, paid monthly.  The disability benefit will be increased each year by 3% to account for cost of living increases.

In the event of a termination of Mr. Doyle by the Company “for cause”, Mr. Doyle would forfeit benefits under the Executive Salary Continuation Agreement.

If any payment or distribution by the Bank to Mr. Doyle under his employment agreement or his Executive Salary Continuation Agreement, alone or together would result in Mr. Doyle being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or if any interest or penalties are incurred with respect to such excise tax, Mr. Doyle is entitled to receive an additional payment (a Gross Up Payment) for the amount of such additional payments as permitted by Section 409A.

The estimated expense to the Company of Mr. Doyle’s termination as of December 31, 2006 is detailed in the table below.

Executive Benefits and Payments Upon Termination	Disability (1)	Early Involuntary Termination (2)	Termination for Cause	Change In Control (3)	Early Retirement (4)
Compensation:
Base Salary ($280,000)	$140,000	$560,000		$845,000
Stock Options (5)	$—			$155,364
Benefits and Perquisites:
Salary Continuation Agreement	$90,000	$90,000		$1,406,005	$90,000
Total	$250,000	$650,000	$—	$2,406,369	$90,000

(1)  Under Mr. Doyle’s Employment Agreement, he would receive his current base salary for 180 days after termination for disability.  Under his Salary Continuation Agreement, Mr. Doyle’s annual disability benefit is based on early retirement of $90,000 for 15 years, paid monthly.  The disability benefit will be increased each year by 3% to account for cost of living increases.

(2)  Base salary for 24 months following early involuntary termination.  Payments would cease however, should Mr. Doyle find comparable employment.  Under the Salary Continuation Agreement he would receive $90,000 for 15 years, paid monthly.  The benefit will be increased each year by 3% to account for cost of living increases..

(3)  Lump sum termination payment under Mr. Doyle’s employment agreement equal to the average total cash compensation paid to Mr. Doyle during the most recent three fiscal years multiplied by two.  Under the Salary Continuation Agreement, he would receive a lump sum payment.

(4)  Under the Salary Continuation Agreement he would receive $90,000 annually for 15 years paid monthly.  The benefit will be increased each year by 3% to account for cost of living increases.

 (5)  At change in control, unexercisable options become fully vested.  Value represents unvested options outstanding at December 31, 2006 multiplied by the market value at December 31, 2006 ($14.75) less option exercise price.

Executive/Directors Resources Committee Report

The Executive/Directors Resources Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (the C D & A ) with management.  Based on these reviews and discussions, the Committee recommends to the Board of Directors that the C D & A be included in the Company’s Definitive Proxy Statement for the 2007 Annual Meeting of Shareholders.

Respectively submitted by the members of the Executive/Directors Resources Committee,

Daniel N. Cunningham
Chairman of the Executive/Directors Resources Committee
Edwin S. Darden Jr.
Louis McMurray
William S. Smittcamp                                                                                                                                           March 21, 2007

SUMMARY COMPENSATION

The following table sets forth information regarding compensation earned by our CEO, our CFO and three other NEOs for services rendered to the Company for the fiscal year ended December 31, 2006.  Bonuses are paid under the Company’s applicable incentive compensation guidelines and are generally paid in the year following the year in which the bonus is earned.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation (4)	Change in Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)		Total ($)
Daniel J. Doyle, President and Chief Executive Officer	2006	$280,000		$—		$201,000	$464,950	$67,308	(6)	$1,013,258
David A. Kinross, Senior Vice President and Chief Financial Officer (1)	2006	100,000	(2)	59,969	(3)	38,350	7,503	4,298	(7)	210,120
Gayle Graham, Senior Vice President and Chief Financial Officer (Retired) (1)	2006	137,632		—		50,082	149,555	31,301	(8)	368,570
Thomas L. Sommer, Senior Vice President, Credit Administrator	2006	145,616		—		55,410	95,734	28,416	(9)	325,176
Gary Quisenberry, Senior Vice President, Commercial and Business Banking	2006	159,250		—		54,078	87,304	36,436	(10)	337,068
Shirley Wilburn, Senior Vice President, Consumer and Retail Banking	2006	132,912		—		44,875	177,173	29,736	(11)	384,696

(1)          Ms. Graham was CFO for the Company until May 2006 when Mr. Kinross was named as her replacement.  Ms. Graham held the position of Senior Vice President until her retirement on January 2, 2007.

(2)          Reflects partial year salary.  Mr. Kinross joined the Bank in May, 2006.  Annual salary for Mr. Kinross is $150,000.

(3)          In accordance with FAS123(R), the award equals the aggregate grant date fair value.  The fair value was estimated on the date of grant using an option-pricing model with the following assumptions:  Expected volatility of 15.65%, risk-free interest rate of 5.05%, dividend yield of 0.5%, an assumed forfeiture rate of 1.26% and expected life of 6.5 years.

(4)          Value represents annual incentive compensation.  For further explanation of how the incentive was calculated, see the section entitled Incentive Compensation on page 9.  In each instance, company level and individual performance thresholds were exceeded.

(5)          Amounts reported reflect changes in accrual balances for salary continuation plans.

(6)          Includes, for 2006, directors’ fees of $16,400, $10,402 in life insurance premiums, $20,296 contributed to the Bank’s 401(k)/Profit Sharing Plan for Mr. Doyle’s account, $4,080 country club membership dues, $12,000 auto allowance and $4,130 tax gross-up for term life insurance premiums.

(7)          Includes, for 2006, $298 in life insurance premiums and $4,000 auto allowance for Mr. Kinross.  Mr. Kinross was hired in May of 2006 and is not yet eligible for the Bank’s 401(k)/Profit Sharing Plan.

(8)          Includes, for 2006, $2,301 in life insurance premiums, $17,532 contributed to the Bank’s 401(k)/Profit Sharing Plan for Ms. Graham’s account, $5,000 retirement gift, $2,868 tax gross-up for retirement gift and $3,600 auto allowance.

(9)          Includes, for 2006, $2,729 in life insurance premiums and $17,983 contributed to the Bank’s 401(k)/Profit Sharing Plan for Mr. Sommer’s account, $4,104 country club membership dues and $3,600 auto allowance.

(10)    Includes, for 2006, $2,630 in life insurance premiums and $19,886 contributed to the Bank’s 401(k)/Profit Sharing Plan for Mr. Quisenberry’s account and $4,920 country club membership dues and $9,000 auto allowance.

(11)    Includes, for 2006, $4,050 in life insurance premiums and $16,686 contributed to the Bank’s 401(k)/Profit Sharing Plan for Ms. Wilburn’s account, and $9,000 auto allowance.

Grant of Plan Based Awards

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)
David A. Kinross, Senior Vice President and Chief Financial Officer	5/1/2006	15,000	(1)	$15.50

(1)          The right to exercise these stock options vests on an annual basis over a five-year period from the date of the grant. The exercise price represents 100% of the market value on the date of grant as determined by the Board of Directors.  The options have a term of ten years, subject to earlier termination in certain events related to termination of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2006 for the persons named in the Summary Compensation Table above.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date

Daniel J. Doyle, President and Chief Executive Officer	40,000 13,824 55,478 698 6,000 520 1,480 79,340	— — — — 4,000 2,080 5,920 10,660	(1) (2) (2) (3)	$3.44 $4.32 $4.32 $4.32 $8.63 $13.50 $13.50 $3.41	1/17/2011 5/27/2009 6/1/2008 5/27/2009 6/18/2013 7/20/2015 7/20/2015 4/19/2010

David A. Kinross, Senior Vice President and Chief Financial Officer		15,000	(4)	$15.50	5/1/2016
Gayle Graham, Senior Vice President and Chief Financial Officer (Retired)	1,000	—		$13.50	4/2/2007
Thomas L. Sommer, Senior Vice President, Credit Administrator	8,000 13,200 4,000 8,000 4,000 1,000 20,000	— — — — — 4,000 —	(2)	$4.32 $4.32 $4.32 $5.68 $8.63 $13.50 $3.88	6/20/2011 9/16/2008 6/16/2009 9/18/2012 6/18/2013 7/20/2015 12/15/2009

	6,000	—		$3.41	4/19/2010
Gary Quisenberry, Senior Vice President, Commercial and Business Banking	8,000 8,000 4,000 1,000 32,000	— — — 4,000 —	(2)	$4.32 $5.68 $8.63 $13.50 $3.44	6/20/2011 9/18/2012 6/18/2013 7/20/2015 3/15/2010

Shirley Wilburn, Senior Vice President, Consumer and Retail Banking	8,000 4,000 1,000	— — 4,000	(2)	$5.68 $8.63 $13.50	9/18/2012 6/18/2013 7/20/2015

(1)          Stock options vest at the rate of 20%/year, with vesting dates of 6/18/2007 and 6/18/2008.

(2)          Stock options vest at the rate of 20%/year, with vesting dates of 7/20/2007, 7/20/2008, 7/20/2009, and 7/20/2010.

(3)          Stock options will be completely vested on 4/19/2007.

(4)          Stock options vest at the rate of 20%/year, with vesting dates of 5/01/2007, 5/01/2008, 5/01/2009, 5/01/2010, and 5/01/2011.

All outstanding stock-based awards were granted under the 1992 and 2000 Stock Option Plans. The Company does not have any stock-based awards outstanding under the 2005 Omnibus Incentive Plan.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2006 for the persons named in the Summary Compensation Table above.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Daniel J. Doyle, President and Chief Executive Officer	30,000	$331,700
Gayle Graham, Senior Vice President and Chief Financial Officer (Retired)	50,400	$563,884

(1)          Value realized on options exercised is based on the difference between the option price at time of grant and the market value of the stock on the date of exercise.

Pension Benefits

The following table discloses the estimated present value (based on a discount rate relying on AA-rated 20-year corporate bond rates) of total benefits if the participant retires at normal retirement age.

Name	Plan Name		Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Daniel J. Doyle, President and Chief Executive Officer	Executive Salary Continuation Agreement	(1)	N/A	$1,786,314	(4)(5)	$—
	Endorsement Method Split Dollar Plan	(1)	N/A	See Note	(5)	$—
David A. Kinross, Senior Vice President and Chief Financial Officer	Executive Salary Continuation Agreement	(3)	N/A	$500,000	(4)(6)	$—
	Endorsement Method Split Dollar Plan	(3)	N/A	See Note	(6)	$—
Gayle Graham, Senior Vice President and Chief Financial Officer (Retired)	Executive Salary Continuation Agreement	(2)	N/A	$323,936	(4)(7)	$—
	Endorsement Method Split Dollar Plan	(2)	N/A	$—
Thomas L. Sommer, Senior Vice President, Credit Administrator	Executive Salary Continuation Agreement	(3)	N/A	$595,438	(4)(8)	$—
	Endorsement Method Split Dollar Plan	(3)	N/A	See Note	(8)	$—
Gary Quisenberry, Senior Vice President, Commercial and Business Banking	Executive Salary Continuation Agreement	(3)	N/A	$595,438	(4)(8)	$—
	Endorsement Method Split Dollar Plan	(3)	N/A	See Note	(8)	$—
Shirley Wilburn, Senior Vice President, Consumer and Retail Banking	Executive Salary Continuation Agreement	(1)	N/A	$595,438	(4)(9)	$—
	Endorsement Method Split Dollar Plan	(1)	N/A	See Note	(9)	$—

(1)          Effective December 31, 2006.

(2)          Effective December 20, 2006.

(3)          Effective March 1, 2007.

(4)          The method used to calculate the retirement benefit, based on assumptions used for financial reporting purposes under generally accepted accounting principles, is a present value calculation using a discount rate relying on AA-rated 20-year corporate bond rates. See Note 13 to the audited consolidated financial statements in the Annual Report for further details on Salary Continuation Plans.

(5)          Under the terms of Mr. Doyle’s agreement for normal retirement, if he retires on or after December 31, 2010, he is eligible to receive an annual benefit equal to $150,000 per year, payable in monthly installments, over a 15 year period which adjusts for inflation at 3% each year. He is eligible for an early retirement benefit as of December 31, 2006 in which he would receive $90,000 per year, payable in monthly installments, over a 15 year period which increases for inflation at 3% each year.  In the event of death, the Salary Continuation Agreement immediately terminates.  Additionally, under the terms of Mr. Doyle’s Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of his death.  The division of the death proceeds to Mr. Doyle’s beneficiaries should he be employed by the Bank at the time of death would be (i) a lump sum payment equal to the present value of  the normal retirement benefit under his Salary Continuation Agreement or (ii) 100% of the total death proceeds of the policy, whichever amount is less.  The division of the death proceeds to Mr. Doyle’s beneficiaries should he be retired from the Bank at the time of death would be a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under his Salary Continuation Agreement, but for the insured’s death, or 100% of the total death proceeds of the policy, whichever amount is less.

(6)          Under the terms of Mr. Kinross’ Salary Continuation Agreement for normal retirement, if he retires on or after December 31, 2026, he is eligible to receive an annual benefit equal to $50,000 per year, payable in monthly installments, over a 15 year period which adjusts for inflation at 3% each year.  If Mr. Kinross retires on or after May 20, 2024 and prior to December 31, 2026, he is eligible for an early retirement benefit.  The amount of early retirement benefit would be based on the present value of the early retirement benefit payments, payable over 15 years in monthly installments, increased 3% annually for inflation.  In the event of death, the Salary Continuation Agreement immediately terminates.  Additionally, under the terms of Mr. Kinross’ Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of his death.  Should he be employed by the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of the retirement benefit provided for in the Executive Salary Continuation Agreement or 100% of the total insurance policy proceeds, whichever amount is less.  Should he be retired from the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under his Executive Salary Continuation Agreement or 100% of the total proceeds, whichever amount is less.

(7)          Ms. Graham retired as of January 2, 2007.  Her early retirement benefit is $28,000 per year, payable in monthly installments, over a 15 year period which adjusts for inflation at 3% each year.  In the event of her death, while in pay status, no further benefits are payable and her Salary Continuation agreement automatically terminates.  However, under the terms of her Life Insurance Endorsement Method Split Dollar Plan, her beneficiaries are entitled to receive the lesser of (i) a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under her Salary Continuation Agreement or (ii) an amount equal to 100% of the net at risk insurance portion of the proceeds of insurance policies owned by the Bank. The net at risk insurance portion of insurance policies is the total proceeds less the cash value of the policies.

(8)          Under the terms of Messrs. Sommer and Quisenberry’s Salary Continuation Agreements for normal retirement, if they retire on or after December 31, 2012 or December 31, 2015, respectively, they are eligible to receive an annual benefit equal to $50,000 per year, payable in monthly installments, over a 15 year period which increases for inflation at 3% each year.  If Mr. Sommer retires on or after February 23, 2008 and prior to December 31, 2012, he is eligible for an early retirement benefit.  If Mr. Quisenberry retires on or after May 26, 2011 and prior to December 31, 2015 he is eligible for an early retirement benefit.  The amount of early retirement benefit for Messrs. Sommer and Quisenberry would be based the month of retirement which would be discounted by the number of months left for full retirement, the early retirement benefit would be payable over 15 years in monthly installments, increased 3% annually for inflation.  In the event of death, the Salary Continuation Agreement immediately terminates.  Additionally, under the terms of Messrs. Sommer and Quisenberry’s Life Insurance Endorsement Method Split Dollar Plan, their beneficiaries are entitled to receive certain benefits in the event of death.  Should  they be employed by the Bank at the time of death, their beneficiaries are entitled to a lump sum payment equal to the present value of the retirement benefit provided for in the Executive Salary Continuation Agreement or 100% of the total insurance policy proceeds, whichever amount is less. Should they be retired from the Bank at the time of death, their beneficiaries are entitled to a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under their Executive Salary Continuation Agreement or 100% of the total proceeds, whichever amount is less.

(9)          If Mrs. Wilburn retires on or after December 31, 2007, she is entitled to an annual retirement benefit equal to $40,000 in equal monthly installments for a period of 15 years, increased annually 3% for inflation.  Mrs. Wilburn was eligible for early retirement benefits as of December 31, 2006 which would entitle her to an annual retirement benefit of $36,000 in equal monthly installments for a period of 15 years, increased annually 3% for inflation.  Under the terms of her Executive Salary Continuation Agreement, Mrs. Wilburn is also eligible for an additional retirement benefit.  If she retires on or after December 31, 2013, she is entitled to an additional annual retirement benefit equal to $10,000 in equal monthly installments for a period of 15 years, increased annually 3% for inflation.  Her early retirement benefit under the additional benefit entitles her to receive a lump sum payment, as of December 31, 2006 of $35,726. In the event of death, the Salary Continuation Agreement immediately terminates.  Additionally, under the terms of Mrs. Wilburn’s Life Insurance Endorsement Method Split Dollar Plan, her beneficiaries are entitled to receive certain benefits in the event of her death.  Should she be employed by the Bank at the time of death, her beneficiaries are entitled to a lump sum payment equal to the present value of the retirement benefit provided for in the Executive Salary Continuation Agreement or 100% of the total insurance policy proceeds, whichever amount is less.   Should she be retired from the Bank at the time of death, her beneficiaries are entitled to a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under her Executive Salary Continuation Agreement or 100% of the total proceeds, whichever amount is less.

Potential Payments Upon Termination or Change in Control

Executive Salary Continuation Agreements and the Bank’s Severance Pay Plan require the Company to provide compensation to the CFO and other NEOs in the event of a termination of employment or a change in control of the Company.  The CEO is not eligible for severance pay under the Severance Pay Plan and the amount of compensation payable to the CEO  under his Executive Salary Continuation Agreement is explained above under his Employment Agreement.  The CFO and NEOs qualify for benefits under certain circumstances as set forth in the table below.

Executive Benefits and Payments Upon Termination (1)	Disability (2)	Early Involuntary Termination (3)	Termination for Cause (4)	Change In Control (5)	Severance Plan Benefits (6)	Value of Stock Options Change in Control (7)
David A. Kinross, Senior Vice President and Chief Financial Officer	$630	$7,503	$—	$179,880	$34,615	$—
Thomas L. Sommer, Senior Vice President, Credit Administrator	$20,000	$238,175	$—	$595,438	$46,485	$5,000
Gary Quisenberry, Senior Vice President, Commercial and Business Banking	$5,000	$59,544	$—	$595,438	$41,650	$5,000
Shirley Wilburn, Senior Vice President, Consumer and Retail Banking	$39,000	$—	$—	$527,005	$31,694	$5,000

(1)          All payments estimated assuming benefits are payable as of December 31, 2006.

(2)          Under the Executive Salary Continuation Agreements, if the executive is disabled prior to retirement or termination of employment, he is entitled to an annual disability benefit equal to the executive’s accrual balance payable monthly for 15 years increased annually 3% for cost of living increases.

(3)          Early Involuntary Termination Benefit is payable at normal retirement age.  See footnotes to Pension Benefits Table.  Involuntary termination means the executive’s employment terminates by action of the Bank prior to retirement, and such termination of employment is not for cause.  Early involuntary termination is not applicable to Mrs. Wilburn because she was eligible for early retirement benefits at December 31, 2006.

(4)          In the event the executive’s employment terminates for cause prior to retirement, their Executive Salary Continuation Agreement immediately terminates and the executive forfeits all benefits under the agreement.

(5)          Upon a change in control, if, within 24 months of the change (12 months for Mrs. Wilburn), (i) the executive’s employment terminates (whether voluntary or involuntary) for any reason other than for cause, (ii) the executive’s job responsibilities substantially change, or (iii) the executive is relocated, the Bank shall pay the executive a lump sum payment equal to the present value of 100% of the benefit that the executive would have received had the executive been employed until normal retirement.

(6)          Payments are based on the Bank’s Severance Pay Plan for Senior Vice Presidents who receive two weeks pay per year of service to a maximum of 26 weeks.  See details on the Bank’s Severance Pay Plan on page 11.

(7)          In the event of dissolution or liquidation of the Company or a merger or change in control, unexercised stock options vest immediately.  Value represents unvested options outstanding at December 31, 2006 multiplied by the market value at December 31, 2006 ($14.75) less option exercise price. The exercise price of Mr. Kinross’ options at December 31, 2006 was higher than the market value at that date, thus he would realize no economic benefit from change in control.  See the Outstanding Equity awards at Fiscal Year-End table for a break down of options outstanding.

Compensation of Directors

The Board of Directors of the Company has not approved payment of fees in connection with attendance at Company Board or Board Committee meetings.

The Chairman of the Board of the Bank receives $2,147 and all other directors (including employee directors) of the Bank receive $1,533 per month for Board meeting attendance. The fees paid for director board meetings are based on comparable amounts paid by other financial institutions in the Company’s geographic market area.

Aggregate Bank directors’ fees in the sum of $154,160 were paid (including amounts deferred under Deferred Compensation Agreements between the Bank and certain of its directors) during the fiscal year ended December 31, 2006.

Deferred Compensation Agreements

Six of the Bank’s non-employee directors have entered into deferred compensation agreements with the Bank, electing to defer some or all of their fees in exchange for the Bank’s promise to pay a deferred benefit in the future.  A deferred compensation agreement allows a non-employee director to reduce current taxable income in exchange for larger payments at retirement, when the recipient could be in a lower tax bracket.  Deferred director fees are expensed by the Bank and are set aside in a separate liability account.  Credited on the account balance at a rate determined annually by the Board of Directors, interest on deferred fees continues to accrue until the director’s service terminates and payment of benefits commences.  Payment of accrued benefits, represented by the account balance, can be made in a lump sum or in installments, at each participating director’s election.  After retirement, benefit payments are taxable income to the participating director and are deductible expenses to the Bank as they are paid.  The deferred compensation arrangement with non-employee directors is an unfunded plan, which means that a participating director has no rights beyond those of a general creditor of the Bank, and no specific Bank assets are set aside for payment of account balances.  A director whose service terminates for cause forfeits all accrued interest and is entitled solely to the fees previously deferred.

The Bank has a universal life insurance policy insuring the life of each participating director.  The Bank is the owner of each policy.  Each non-employee director who has entered into a deferred compensation agreement has also entered into a related Split Dollar Agreement and Endorsement.  Under the latter Split Dollar Agreement and Endorsement, the Bank and each participating director agree to a division of death benefits under the life insurance policies.  A Split Dollar Agreement and Endorsement provides that a director’s designated beneficiary(ies) is entitled at the director’s death to receive life insurance proceeds:

(a)          In an amount intended to approximate the projected deferred compensation agreement account balance at the director’s retirement, if the director dies before terminating service with the Bank.

(b)         In an amount intended to approximate the deferred compensation agreement account balance remaining unpaid, if the director dies after terminating service with the Bank.

In either case, the Bank’s obligations under a deferred compensation agreement are extinguished by the director’s death.  The Bank is entitled to any insurance policy death benefits remaining after payment to the director’s beneficiary(ies).  The Bank expects to recover in full from its portion of the policies’ death benefits all life insurance premiums previously paid by the Bank.  The policies serve informally as a source of financing for the Bank’s deferred compensation obligations arising out of a director’s death before retirement, as well as an investment to finance post-retirement payment obligations.  Although the Bank expects the policies to serve as a source of funds for death benefits payable under the deferred compensation agreements, as noted above the directors’ contractual entitlements are not funded.  These contractual entitlements remain contractual liabilities of the Bank, payable after the directors’ termination of service.

The information on Directors’ compensation in the table below is for the fiscal year ended December 31, 2006.  There were no stock related awards to any of the Directors in 2006.

Name	Fees Earned or Paid in Cash ($)	Change in Nonqualified Deferred Compensation Earnings (1)	All Other Compensation ($) (2)	Total ($)
Daniel N. Cunningham	$22,960	$20,468	$8,713	$52,141
Sidney B. Cox	16,400	—	—	16,400
Edwin S. Darden, Jr.	16,400	6,339	245	22,984
Steven D. McDonald	16,400	15,898	2,197	34,495
Louis McMurray	16,400	17,586	2,468	36,454
Wanda L. Rogers	16,400	18,652	7,550	42,602
William Smittcamp	16,400	17,856	1,542	35,798
Joseph B. Weirick	16,400	—	—	16,400

(1)                The amounts reported represent interest earned on deferred fees under the Directors’ deferred compensation agreements as discussed above. Directors, who participated, deferred 100% of their fees in 2006.

(2)                Represents the imputed dollar values for insurance coverage under the Split Dollar Agreement and Endorsement plan discussed above.

Certain Relationships and Related Transactions

There have been no material transactions, except as disclosed below, since January 1, 2006, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any director, executive officer, five-percent shareholder or any member of the immediate family of any of the foregoing persons had, or will have, a direct or indirect material interest.

During the normal course of business, the Bank enters into loans with related parties, including executive officers and directors.  These loans are made with substantially the same terms, including rates, collateral and repayment terms, as those prevailing at the same time with unrelated parties, and do not involve more than the normal risk of collectibility or represent other unfavorable features. See Note 14 in the audited financial statements included in the Annual Report for detail on outstanding loans and commitments to related parties.

Except for loans granted in the normal course of business, the Company has no other related party transaction.

Policy and Procedures on Related Person Transaction

The Company adopted its code of ethics to promote the highest ethical standards within the Company.  Under the code of ethics, Company personnel are expected to make immediate disclosure of situations that might create a conflict of interest, or the perception of a conflict of interest, which includes transactions involving entities with which such personnel are associated.   The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof).  Such transactions, after full disclosure of the material terms to the Board, must be approved by the members of the Board who are not parties to the specific transaction to determine that they are just and reasonable to the Company at the time of such approval, with those members of the Board (if any) who have an interest in the transaction abstaining.  Such procedures are consistent with the terms of California corporate law.

CODE OF ETHICS AND CONDUCT

The successful business operation and reputation of Central Valley Community Bancorp is built upon the principles of fair dealing and ethical conduct of all our employees.  Shareholders and our employees look to and have the expectation that our chief executive officer, chief financial officer and all senior officers set the highest standards of conduct to promote:

•                  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  Full, fair, accurate, timely, and understandable disclosure in reports and documents that are filed with, or submitted to, the Securities Exchange Commission, and in other public communications made by the Company.

•                  Compliance by Central Valley Community Bancorp with all applicable laws and regulations and the conduct of the Company’s business by its directors, officers and employees in accordance with the letter, spirit, and intent of all relevant laws and that they will refrain from any illegal, dishonest, or unethical conduct.

•                  The prompt internal reporting to Chairman of the Board of Directors of any violations of the code, and

•                  Accountability for adherence to the code.

Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as a scrupulous regard for the highest standards of conduct and personal integrity.  The continued success of Central Valley Community Bancorp is dependent upon our shareholders’ and customers’ trust and we are dedicated to preserving that trust.

A copy of the Company’s Code of Ethics and Conduct may be requested by writing Cathy Ponte, Assistant Corporate Secretary, Central Valley Community Bancorp, 7100 N. Financial Drive, Suite 101, Fresno, California 93720 and may also be accessed electronically at the Company website at www.cvcb.com.

SHAREHOLDER COMMUNICATION

The Board of Directors does not have a formal process for shareholders to send communications to the Board.  However, shareholders may send recommendations for director nominees or other communications to the Board of Directors or any individual director at the following address.  All communications received are reported to the board or the individual directors:

Board of Directors (or Executive/Directors Resources and Nominating Committee, or name of individual director)

C/o Cathy Ponte

Assistant Corporate Secretary

Central Valley Community Bancorp

7100 N. Financial Drive, Suite 101

Fresno, California 93720

DIRECTOR ATTENDANCE AT SHAREHOLDER MEETINGS

The Company does not have a policy which specifically addresses director attendance at shareholder meetings.  However, eight (8) directors were in attendance at the 2006 Annual Meeting of Shareholders on May 17, 2006.

Reimbursement and Tax Sharing Agreement

The Company has entered into an agreement with the Bank pursuant to which the Bank has agreed to reimburse the Company for certain expenses incurred by the Company in rendering management services on terms and conditions consistent with the requirements of Section 23A of the Federal Reserve Act and Federal Reserve Regulation W. In addition, the Company has entered into a tax sharing agreement with the Bank providing for the allocation of tax obligations among the Company and the Bank in compliance with regulatory requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”).  Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  To the best knowledge of the Company, the only greater than ten-percent holder of the Company’s Common Stock is Mr. Louis McMurray and his related interests.  See Principal Shareholders.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 4 and 5 were required for those persons, the Company believes that for the 2006 fiscal year, the officers and directors of the Company complied with all applicable filing requirements.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Perry-Smith LLP, which served the Company as independent public accountants for 2006, has been selected by the Audit Committee of the Board of Directors of the Company to be the Company’s independent public accountants for 2007.  All Proxies will be voted “FOR” ratification of such selection unless authority to vote for the ratification of such selection is withheld or an abstention is noted.  If the nominee should unexpectedly for any reason decline or be unable to act as independent public accountants, the Proxies will be voted for a substitute nominee to be designated by the Audit Committee.

Representatives from the accounting firm of Perry-Smith LLP will be present at the meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following presents fees billed for the years ended December 31, 2006 and 2005 for professional services rendered by the Company’s independent public accountants in connection with the audit of the Company’s consolidated financial statements and fees billed by the Company’s independent public accountants for other services rendered to the Company.

FEES	2006	2005
Audit Fees (1)	$124,000	$118,800
Audit-Related Fees (2)	$1,900	$1,900
Tax Fees (3)	$25,100	$20,500
All Other Fees (4)	$18,600	$17,300

(1)          Audit fees consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements and review of financial statements included in the Company’s quarterly reports.  The audit fees also consist of services normally provided in connection with statutory and regulatory filings or engagements.

(2)          Audit-related fees represent fees for professional services such as merger-related services and technical accounting, consulting and research.

(3)          Tax service fees consist of compliance fees for the preparation of original and amended tax returns and tax payment-planning services.   Tax service fees also include fees relating to other tax advice, tax consulting and planning other than for tax compliance and preparation.

(4)          All other fees, consisted primarily of consulting services for the Company’s strategic plan.

The Audit/Compliance Committee has determined that the provision of services, in addition to audit services, rendered by Perry-Smith LLP and the fees paid therefor in fiscal years 2006 and 2005 were compatible with maintaining Perry-Smith LLP’s independence.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PERRY-SMITH LLP AS THE COMPANY’S INDEPENDENT AUDITORS. APPROVAL OF THE PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND VOTING AT THE MEETING.

SHAREHOLDER PROPOSALS

The 2008 Annual Meeting of Shareholders of the Company will be held on May 21, 2008.  December 11, 2007 is the date by which shareholder proposals intended to be presented at the 2008 Annual Meeting must be received by management of the Company at its principal executive office for inclusion in the Company’s 2008 proxy statement and form of proxy relating to that meeting under SEC rules.  Submission of a proposal does not guarantee that it will be included.   Notice of any business item proposed to be brought before an annual meeting by a shareholder under the Company’s By-Laws must be received by the Company not less than 10 days or more than 60 days before the annual meeting. If the Company’s 2008 Annual Meeting of Shareholders is held on schedule, the Company must receive notice of any proposed business item no earlier than March 21, 2008, and no later than May 11, 2008. If the Company does not receive timely notice, the Company’s bylaws preclude consideration of the business item at the annual meeting.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the Annual Meeting.  If any other matter not mentioned in this proxy statement is brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto and in accordance with their judgment.

Dated: April 9, 2007 Fresno, California	For the Board of Directors

Daniel N. Cunningham
Chairman of the Board

Appendix A

Central Valley Community Bancorp

Executive/Directors Resources Committee Charter

Purpose of the Compensation Committee

The purpose of the Executive/Directors Resources Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Central Valley Community Bancorp (the “Company”) is to discharge the Board’s responsibilities relating to evaluation and compensation of the Company’s executives and to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Committee Membership

The Compensation Committee shall be comprised of at least three members, all of whom shall be “independent directors,” i.e. those directors who neither are officers or employees of the Company or its subsidiaries (and have not been officers or employees of the Company or its subsidiaries within the previous three years) nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise “independent” under the rules of the Nasdaq Stock Market, Inc. and applicable SEC rules and regulations.  Members shall be appointed by the Board and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

Committee Structure and Operations

The Board shall designate one member of the Compensation Committee as its chairperson (the “Chairman”).  The Compensation Committee shall meet at least once a year at a time and place determined by the Chairman, with further meetings to occur when deemed necessary or desirable by the Compensation Committee or the Chairman.

The Compensation Committee may invite members of management, such as the Company’s Chief Executive Officer (“CEO”) to attend its meetings.  The CEO, however, shall not be present when the Compensation Committee finalizes its deliberations and makes decisions regarding the compensation of the CEO.

Committee Duties and Responsibilities

The following are the duties and responsibilities of the Compensation Committee:

1.               In consultation with senior management, establish the Company’s general compensation philosophy, and oversee the development and implementation of compensation programs in a manner consistent with the best interests of the Company and its shareholders.

2.               Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives, and recommend for approval by the independent directors of the Board the CEO’s compensation level based on this evaluation.  In arriving at its recommendation regarding the long-term incentive component of CEO compensation, the Compensation Committee shall consider the Company’s performance against its peer group competitors; the value of similar incentive awards to CEOs at comparable companies; the awards given to the CEO in past years, and any other factors which the Compensation Committee, in its discretion, may consider appropriate.

3.               Review and approve the compensation of all other “officers” of the Company as defined in Section 16 of the Securities Exchange Act of 1934, as amended and Rule 16a-1 promulgated thereunder (the “Section 16 Officers”), and report compensation arrangements with respect to such officers to the Board of Directors.

4.               Make recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans, including qualified and non-qualified stock option plans and other short-term and long-term incentive plans applicable to the Company’s executive officers, including but not limited to the Company’s 401(k) and profit sharing plans, SERP, BOLI plans and other executive compensation plans, and discharge any responsibilities imposed on the Compensation Committee by any of these plans.

5.               In consultation with management, oversee regulatory compliance with respect to compensation matters, including establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

6.               Review and report to the Board any severance or similar termination arrangements made with respect to any current or former Section 16 Officer.

7.               With the assistance of the Company’s staff and outside consultants, periodically review the amount and composition of director compensation and make recommendations to the Board as needed.  Director compensation should be consistent with market practices.

8.               Prepare and issue the evaluations and reports required under “Committee Reports” below.

9.               Review and discuss the Compensation Discussion and Analysis (the “CD&A”) required to be included in the Company’s proxy statement with management (and, based on such review and discussion, determine whether or not to recommend to the Board that the CD&A be so included).

10.         Any other duties or responsibilities expressly delegated to the Compensation Committee by the Board from time to time relating to the Company’s compensation programs.

Committee Reports

The Compensation Committee shall produce the following reports and provide them to the Board.

1.               An Annual Report of the Compensation Committee on Executive Compensation for inclusion in the Company’s annual proxy statement in accordance with applicable SEC rules and regulations.

2.               A summary of the actions taken at each Compensation Committee meeting, which shall be presented to the Board at the next Board meeting.

Resources and Authority of the Compensation Committee

The Compensation Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.  With respect to compensation consultants retained to assist in the evaluation of director, CEO or executive officer compensation, this authority shall be vested solely in the Compensation Committee.

Appendix B

CHARTER OF NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS OF CENTRAL VALLEY COMMUNITY BANCORP

I.                                         PURPOSE

The Nominating Committee (the Committee) is appointed by the Board of Directors of Central Valley Community Bancorp (the Board) to assist the Board in identifying, evaluating and recommending to the Board of Directors nominees for membership on the Board of Directors.  The primary duties and responsibilities of the Committee are:

•                  To identify individuals who are qualified to serve on the  Board;

•                  To recommend to the full Board the selection of qualified individuals who are qualified to serve as Board members; and

•                  To oversee the evaluation of the Board and its members.

II.                                     MEMBERSHIP

The Committee shall consist of no fewer than 3 (three) members of the Board, each of whom shall meet the requirements of NASDAQ, or such other exchange on which the Company authorizes its securities to be traded, as well as any standards that may be established from time to time under state or federal securities, corporate, banking or tax laws or regulations affecting the Company.  Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment.  Members are nominated by the Committee and appointed by the Board of Directors annually at its Organizational Meeting.  The Committee membership shall include the Chairman of the Board, who shall serve as Chairman of the Committee.  The Committee shall serve at the pleasure of the Board.

III.                                 AUTHORITY

The Committee shall have the authority to conduct any investigation appropriate in fulfilling its responsibilities.  The Committee shall have direct access to the Company’s legal counsel and its independent auditors, as well as access to anyone in the Company.  The Committee shall have the ability to retain, at the Company’s expense, and to terminate, search firms relating to director candidates, and special legal, accounting or other consultants or experts it deems necessary in the performance of its duties, and to approve applicable fees and other retention terms.

IV.                                RESPONSIBILITIES

In carrying out its purposes, the Committee shall have the following duties, responsibilities and authority:

•                  Review and recommend to the Board, from time to time but not less than annually, the desired characteristics of the composition of the Board — including size, competencies, experience of members, diversity, age, and other appropriate qualities;

•                  Assist the Board by identifying, attracting and recommending qualified candidates for membership on the Board, consistent with such characteristics.  Such candidates may include, if the committee deems it advisable, candidates recommended by the Chief Executive Officer, other members of the Board, and shareholders (where such shareholder recommendations have been offered in accordance with procedures established by the Committee and relevant law);

•                  Review members standing for re-election, evaluate such members on the basis of contribution, change of status and commitment to the Company, and make recommendations to the Board for re-election of members;

•                  Review from time to time, but not less than annually, whether members of the Board meet the standards of independence, financial expertise and other competencies required under NASDAQ Rules and all other applicable legal requirements and advise the Board as to the conclusions reached by the Committee as a result of such review;

•                  Review and evaluate the performance of all Board members and Board committees and report findings to full Board at least annually;

•                  Submit this Charter to the for approval and publish the Charter in accordance with any applicable regulations;

V.                                    GENERAL

•                  The Committee shall meet at least 2 (two) times each year, or more frequently as circumstances require.

•                  The Committee and the Board shall determine the timing of the meeting.

•                  The Committee may delegate any of its duties to subcommittees, comprised of Committee members, as the Committee may deem appropriate in its sole discretion.

•                  The Board may at any time and in its complete discretion remove any member of the Committee and may fill any vacancy in the Committee.

•                  Minutes shall be kept of each meeting of the Committee, and the Committee shall regularly provide reports of its actions to the Board.

Appendix C

CENTRAL VALLEY COMMUNITY BANCORP

AUDIT COMMITTEE CHARTER

I.              Purpose

A.           The Audit Committee is appointed by the Board to assist the Board in monitoring

(1) the integrity of the financial statements of the Company,

(2) the independent auditor’s qualifications and independence,

(3) the performance of the Company’s internal audit function and independent auditors, and

(4) the compliance by the Company with legal and regulatory requirements.

B.             The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

C.             The function of the Audit Committee is oversight.

•                  Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements.

•                  Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

•                  The outside independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

D.            In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants.  As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards; and each member of the Audit Committee shall be entitled to rely on:

•                  the integrity of those persons and organizations within and outside the Company from which it receives information; and

•                  the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

II.            Composition of the Audit Committee

A.           The Audit Committee shall be comprised of at least three directors, each of whom:

(1)        Is “independent” under the rules of the NASDAQ Stock Market, Inc. Does not accept any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Board or any committee of the Board;

(2)        Is not an “affiliate” of the Company or any subsidiary of the Company, as such term is defined in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”); and

(3)        Does not own or control 20% or more of the Company’s voting securities.

B.             All members of the audit Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, and the Audit Committee shall have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the member’s financial sophistication.

C.             The members of the Audit Committee shall be appointed by the Board on the recommendation of the Chairman of the Board and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

III.           Meetings

A.                 The Audit Committee shall meet as often as it determines, but not less frequently than quarterly.

B.                   The Audit Committee shall meet periodically with management, the internal auditors, and the independent auditor in separate executive sessions.

C.                   The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

IV.           Committee Authority and Responsibilities

A.                 The Audit Committee shall have the sole authority to appoint, retain (subject, if applicable, to shareholder ratification), determine funding for and oversee the Company’s independent auditor.

B.                   The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

C.                   The independent auditor shall report directly to the Audit Committee.

D.                  The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.

E.                    The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

F.                    The Audit Committee shall have the authority, to the extent it deems necessary or appropriate and without seeking approval of the Board or management, to retain independent legal, accounting or other advisors.

G.                   The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering and/or issuing an audit report and to any advisors employed by the Audit Committee.

H.                  The Audit Committee shall make regular reports to the Board.

I.                       The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

J.                      The Audit Committee shall annually review the Audit Committee’s own performance.  Such review shall be in the form of a self-assessment of the activities scheduled to be performed on an annual basis and to the extent to which such activities have been fully performed during such period.

K.                  The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

(1)                          Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

(2)                          Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

(3)                          Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

(4)                          Obtain from the independent auditors, review and discuss a timely report relating to the Company’s annual audited financial statement and quarterly reports relating to the Company’s quarterly unaudited financial statements on:

a.               All critical accounting policies and practices to be used.

b.              All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

c.               Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(5)                          Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information and compliance with Regulation G with respect thereto, as well as financial information and earnings guidance provided to analysts and rating agencies.  Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

(6)                          Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(7)                          Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(8)                          Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

(9)                          Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q as to the existences of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, and material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(10)                    Review and approve all related party transactions of the Company.

Oversight of the Company’s Relationship with the Independent Auditor

1.                           Review and evaluate the lead partner of the independent auditor team.

2.                           Obtain and review a report from the independent auditor at least annually, it being understood that the independent auditor is responsible for the accuracy and completeness of this report)  regarding:

(a)                      the independent auditor’s internal quality-control procedures,

(b)                     any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm,

(c)                      any steps taken to deal with any such issues, and

(d)                     all relationships between the independent auditor and the Company including each non-audit service provided to the Company, and the matters set forth in Independence Standards Board No. 1.

(e)                      Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors.

(f)                        Discuss with the independent auditor any relationships or services disclosed in the report of the independent auditor that may impact the quality of audit services or the objectivity and independence of the Company’s independent auditor.

(g)                     The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

3.                          Ensure the rotation of the lead (or coordinating) audit partner  having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years as required by law.

4.                           Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

5.               Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

1.               Review the appointment and replacement of the senior internal auditing executive.

2.               Review the significant reports to management prepared by the internal auditing department and management’s responses.

3.               Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

4.               With respect to those internal audit functions provided in part or in total by outside independent auditors:

a.               to review the fees charged for internal audit services;

b.              to ensure that the independent internal auditors prepare and deliver after each exam a report to the Audit Committee indicating their findings and recommendations,

c.               to ensure that the independent internal auditors present a Statement of Independence each year, to discuss with the independent internal auditors any relationships or services disclosed in this Statement that may impact their objectivity and independence and to recommend that the Audit Committee on behalf of the Board of Directors take appropriate action in response to this Statement to satisfy itself of the independent internal auditors’ independence;

d.              to instruct the independent internal auditors that they are accountable directly to the Audit Committee of the Board of Directors; and

e.               to provide an open avenue of communication between the internal audit manager, the independent internal auditors, and the Board of Directors.

Compliance Oversight Responsibilities

1.               Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

2.               Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary entities are in conformity with applicable legal requirements and the Company’s Code of Ethics and Conduct.  Review reports and disclosures of insider and affiliated party transactions.  Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of  Ethics and Conduct.

3.               Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

4.               Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

5.               Discuss with the Company’s counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

6.               With respect to the Internal audit manager and his/her duties of internal auditing,

(i)                                     to review the appointment, replacement and budget of the Internal Audit Manager;

(ii)                                  to advise the Internal Audit Manager that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the Internal Audit Manager and management’s responses thereto;

7.               With respect to financial reporting principles and policies and internal audit controls and procedures,

(i)                                     to advise management, the Internal Audit manager, the independent internal auditors, and the outside auditors, that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

(ii)                                  to consider any reports or communications (and management’s and/or the Internal Audit Manager’s responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in Statement on Auditing Standards  No. 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to:

•                  deficiencies noted in the audit in the design or operation of internal controls, and computerized information system controls and security;

•                  consideration of fraud in a financial statement audit;

•                  detection of illegal acts;

•                  the outside auditor’s responsibility under generally accepted auditing standards;

•                  significant accounting policies;

•                  management judgments and accounting estimates;

•                  adjustments arising from the audit

•                  the responsibility of the outside auditor for other information in documents containing audited financial statements;

•                  disagreements with management;

•                  consultation by management with other accountants;

•                  major issues discussed with management prior to retention of the outside auditor;

•                  difficulties encountered with management in performing the audit;

•                  the outside auditor’s judgments about the quality of the entity’s accounting principles;

•                  reviews of interim financial information conducted by the outside auditor;

(iii)                               to meet with management, the Internal Audit Manager and/or the outside auditors and examiners, as appropriate;

•                  to discuss the scope of the annual audit;

•                  to discuss the audited financial statements;

•                  to review the form of opinion the outside auditors propose to render to the Board of Directors and shareholders;

•                  to discuss significant changes to the Company’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors or management;

(iv)                              to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;

(v.)                              To review all regulatory examinations and matters as appropriate;

(vi.)                           To review Information System security as appropriate.

V.                                    Limitation of Audit Committee’s Role

A.           While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee:

•                to plan or conduct audits,

•                or to determine that the Company’s financial statements and disclosures are complete and accurate, and are in accordance with generally accepted accounting principles, and applicable rules and regulations.

These are the responsibilities of management and the independent auditor.

 DETACH PROXY CARD HERE

CENTRAL VALLEY COMMUNITY BANCORP

PROXY

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned holder of common stock acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders of Central Valley Community Bancorp and the accompanying Proxy Statement, dated April 9, 2007, and revoking any proxy heretofore given, hereby constitutes and appoints Daniel J. Doyle and Wanda L. Rogers, and each of them with full power of substitution, as attorneys and proxies to appear and vote all of the shares of common stock of Central Valley Community Bancorp, standing in the name of the undersigned which the undersigned could vote if personally present and acting at the Annual Meeting of Shareholders of Central Valley Community Bancorp, to be held at the office of Central Valley Community Bancorp, 7100 N. Financial Drive #101, Fresno, California 93720 on May 16, 2007, or at any adjournments there of, upon the following items as set forth in the Notice of Meeting and Proxy Statement and to vote according to their discretion on all other matters which may be properly presented for action at the meeting or any adjournments thereof.

(Continued, and to be marked, dated and signed, on the other side)

CENTRAL VALLEY COMMUNITY BANCORP

 DETACH PROXY CARD HERE

REVOCABLE PROXY
	CENTRAL VALLEY COMMUNITY BANCORP	For	With hold	For All Except
1. The election as directors of all nominees set forth below (except as marked to the contrary below):		☐	☐	☐

Sidney B. Cox, Daniel N. Cunningham, Edwin S. Darden Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp and Joseph B. Weirick

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
Please Detach Here You Must Detach This Portion of the Proxy card Before returning it in the Enclosed Envelope
		For	Against	Abstain
2. To approve the proposal to ratify the appointment of Perry-Smith LLP as independent public accountants for the Company’s 2007 fiscal year.		☐	☐	☐

3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” PROPOSAL NO. 2. THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.				☐

No. of Common Shares

Please date and sign exactly as your name(s) appears. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If more than one trustee, all should sign. All joint owners should sign. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED PRE-PAID ENVELOPE.

Please be sure to sign and date this Proxy in the box below.	Date	Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above		Co-holder (if any) Sign Above

THIS PROXY IS SOLICITED BY, AND ON BEHALF OF, THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE ACT PROMPTLY